SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         -----------------------------


                                   FORM 8-K



                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (date of earliest event reported): October 21, 2003




                           EASTGROUP PROPERTIES, INC.
             ----------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)




          Maryland                      1-7094                  13-2711135
----------------------------   ------------------------    -------------------
(State or Other Jurisdiction   (Commission File Number)    (IRS Employer
of Incorporation)                                          Identification No.)


        300 One Jackson Place, 188 East Capitol Street, Jackson, MS 39201
        -----------------------------------------------------------------
         (Address of Principal Executive Offices, including zip code)

                               (601) 354-3555
             --------------------------------------------------
            (Registrant's telephone number, including area code)

                               Not Applicable
          -----------------------------------------------------------
         (Former name or former address, if changed since last report)

                              Page 1 of 4 Pages

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits.

The following exhibits are filed with this Form 8-K:

99.1 Press Release dated October 21, 2003


ITEM 9. Regulation FD Disclosure (Information provided under Item 12 - Disclosure of Results of Operations and Financial Condition).

Pursuant to Securities and Exchange Commission Release No. 33-8216, dated March 27, 2003, the information provided herein required by Item 12 of Form 8-K is being filed under Item 9 of Form 8-K.

On October 21, 2003, we issued a press release, which sets forth our results of operations for the quarter ended September 30, 2003. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Such information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.


                            Page 2 of 4 Pages

                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    October 21, 2003

                                       EASTGROUP PROPERTIES, INC.



                                       By:  /s/ N. KEITH MCKEY
                                       ----------------------------------------
                                       N. Keith McKey
                                       Executive Vice President, Chief Financial
                                       Officer and Secretary


                            Page 3 of 4 Pages

                           Exhibit Index


Exhibit 99.1      Press Release dated October 21, 2003.


                              Page 4 of 4 Pages

                                                                    Exhibit 99.1

FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555


                         EASTGROUP PROPERTIES ANNOUNCES
                           THIRD QUARTER 2003 RESULTS

o    Funds from Operations of $10.6 Million and $.53 Per Share
o    Net Income  Available to Common  Stockholders  of $2.4 Million and $.13 Per
     Share
o    Same  Property  Results  Increase  1.5%
o    Paid 95th Consecutive Quarterly Dividend, $.475 Per Share
o    Percentage Leased 91.6%, Occupancy 91.0%
o    Development Projects of $30 Million Under Construction or In Lease-Up
o    Debt-to-Total Market Capitalization of 37.0% at Quarter End
o    Fitch Ratings Initiated Coverage and Assigned an Issuer Rating of BBB-

JACKSON, MISSISSIPPI, October 21, 2003 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three and nine months ended September 30, 2003.

FUNDS FROM OPERATIONS

For the quarter ended September 30, 2003, funds from operations (FFO) was $.53 per share compared with $.62 per share in the same period of 2002, a decrease of 14.5%. FFO per share for the third quarter of 2003 was reduced by $.09 per share due to the write-off of the original issuance costs of the Series A Preferred Stock which was redeemed on July 7, 2003. FFO per share for the third quarter of 2002 included $.02 per share from gains on securities.

For the nine months ended September 30, 2003, FFO was $1.74 per share compared with $1.93 per share for the same period of 2002, a decrease of 9.8% per share. As mentioned above, a decrease of $.09 per share resulted from the write-off of the original issuance costs of the Series A Preferred Stock. Gains on securities were $.02 per share in 2003 compared with $.09 per share in 2002.

Property net operating income (PNOI) (GAAP basis) from same properties held for both the current and past reporting periods increased 1.5% for the three months and was flat for the nine months ended September 30, 2003, respectively. Rental decreases on new and renewal leases averaged 10.1% for the quarter.

David H. Hoster II, President and CEO, stated, "We are pleased to have achieved a 1.5% increase in same property operations for the third quarter on a GAAP basis. This growth is a definite positive given the current state of real estate fundamentals."

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.13 and $.50 for the three and nine months ended September 30, 2003 compared with $.16 and $.66 for the same periods in 2002. Diluted EPS for the third quarter of 2003 was reduced by $.09 due to the write-off of the original issuance costs of the Series A Preferred Stock which was redeemed on July 7, 2003. Increases to EPS were primarily a result of the positive effect on the EPS calculation due to the conversion of the convertible preferred stock.

DEVELOPMENT

The incremental growth of EastGroup's current development program and 2002 property transfers to the portfolio increased PNOI by $598,000 in the third quarter of 2003. At September 30, 2003, EastGroup had seven development properties containing 543,000 square feet with a projected total cost of approximately $30 million either in lease-up or under construction. Of this total, approximately 31% of the space was leased as of October 20, 2003.

During the third quarter, EastGroup purchased 72 acres of land for new development in Orlando Central Park, Orlando's premier industrial location, for a price of $5.1 million. The property is strategically located in the northwest quadrant of the intersection of the Beeline Express and John Young with 3,400 feet of frontage on the Beeline, the major connector between Orlando International Airport and Interstate 4. EastGroup will create a master planned business park to be named SouthRidge Commerce Center which is projected to ultimately contain approximately 750,000 square feet of industrial space in eight to eleven business distribution type buildings. Site development costs are projected to total approximately $2 million as the land is developed. SouthRidge will offer a park setting with lakes, upscale landscaping and extensive highway visibility. Construction of the first building is scheduled for late in the first quarter of next year.

Metro Airport Commerce Center (32,000 square feet) in Jackson, Mississippi, with total costs of $1,782,000, was transferred from development to the portfolio during the third quarter of 2003. This property is currently 33% leased with an expected straight-line yield of 11% upon lease-up.

In October, the Company announced that it is developing a 66,450 square foot build-to-suit facility for Devon Energy Production Company, LP. The distribution building, which has a projected total cost of approximately $3.4 million, will be located on 4.22 acres in EastGroup's World Houston International Business Center development in north Houston between Beltway 8 and George Bush Intercontinental Airport. The initial term of the lease is 15 years.

ACQUISITIONS

In September 2003, EastGroup purchased a business distribution property in Dallas, Texas for a price of $4,425,000. Shady Trail Distribution Center, which contains 118,000 square feet, was built in 1998 and is located in the Walnut Hill/Stemmons Freeway submarket of Dallas. The property is currently 50% occupied and is projected to generate an unleveraged stabilized yield upon lease-up of approximately 9.5%.

In October 2003, the Company purchased Crown Park Commerce Center (72,000 square feet) in Tampa, Florida for a price of $4,850,000. It is located in the Tampa International Airport submarket and is a multi-tenant business distribution building which was constructed in 2001. The property, which is 100% leased to five tenants, is projected to generate an unleveraged first year yield of approximately 9.5%.

DIVIDENDS

EastGroup paid dividends of $.475 per share of common stock in the third quarter of 2003, which represented 90% of funds from operations per diluted share for the quarter. This dividend was the 95th consecutive quarterly distribution to EastGroup's common stockholders and represents an annualized dividend rate of $1.90 per share, which yields 6.5% on the closing stock price of $29.04 on October 20, 2003. EastGroup also paid quarterly dividends of $.547 per share on its Series B Preferred Stock and $.4914 per share on its Series D Preferred Stock on October 15, 2003 to stockholders of record as of September 30, 2003.

CAPITAL TRANSACTIONS

On July 2, 2003, EastGroup closed a public offering of 1,320,000 shares of 7.95% Series D Cumulative Redeemable Preferred Stock with a liquidation preference of $25 per share. The offering resulted in approximately $32.3 million of net proceeds. In connection with the issuance of the Series D Preferred Stock, Fitch Ratings initiated coverage of EastGroup and assigned an issuer rating of BBB- along with a preferred stock rating of BB+.

On July 7, 2003, EastGroup redeemed all of its outstanding 9.00% Series A Cumulative Redeemable Preferred Stock (Series A). The redemption price of these shares (excluding accrued dividends) was $43.125 million. The original issuance costs of $1,768,000 related to Series A in 1998 were recorded as a preferred issuance cost and reported similar to a preferred dividend in the third quarter.

During the third quarter of 2003, 850,000 shares of 8.75% Series B Cumulative Convertible Preferred Stock were converted into 965,940 shares of common stock. For the nine months ended September 30, 2003, 2,250,000 preferred shares have been converted into 2,556,900 common shares. There were 550,000 Series B preferred shares outstanding at September 30, 2003.

In August 2003, EastGroup closed a $45.5 million, nonrecourse first mortgage loan secured by ten properties in Texas, Arizona and Florida. The note has a fixed interest rate of 4.75%, a ten-year term, and an amortization schedule of 25 years. The proceeds were used to reduce floating rate bank borrowings.

Mr. Hoster stated, "We have strengthened the balance sheet with the capital transactions completed during the second and third quarters. Debt-to-total market capitalization is at a healthy 37.0% at September 30, 2003, preferred dividend costs have decreased and common shares outstanding have increased by 21.7% in 2003. We are in a good position to take advantage of future acquisition and development opportunities with these transactions."

"In addition, we are pleased that, after a review of EastGroup, Fitch issued an investment grade rating for us. This should have a positive effect on capital raising costs in the future."

OUTLOOK FOR 2003

FFO per share for 2003 is estimated to be in the range of $2.35 to $2.38. Earnings per share for 2003 should be in the range of $.70 to $.73. The table below reconciles projected net income to projected FFO.


                                                                  Low Range               High Range
                                                            4th Qtr     Y/E 2003     4th Qtr     Y/E 2003
                                                            -----------------------------------------------
 Net income                                                 $  4,845      20,531       5,450       21,136
 Issuance costs - Preferred Stock - Series A                       -      (1,778)          -       (1,778)
 Dividends on preferred shares                                  (957)     (6,220)       (957)      (6,220)
                                                            -----------------------------------------------
 Net income available to common stockholders                   3,888      12,533       4,493       13,138
 Depreciation and amortization                                 8,154      31,563       8,154       31,563
 Share of joint venture depreciation and amortization            (35)       (145)        (35)        (145)
 Gain on sale of depreciable real estate assets                    -        (106)          -         (106)
 Dividends on Series B convertible preferred shares              301       2,899         301        2,899
                                                            -----------------------------------------------
 Funds from operations available to common stockholders     $ 12,308      46,744      12,913       47,349
                                                            ===============================================

 Diluted shares for earnings per share                        19,552      17,980      19,552       17,980
 Potential common shares: convertible preferred stock            625       1,915         625        1,915
                                                            -----------------------------------------------
 Diluted shares for funds from operations                     20,177      19,895      20,177       19,895
                                                            ===============================================

 Per share data (diluted):
 Net income available to common stockholders                $   0.20        0.70        0.23         0.73
 Funds from operations available to common stockholders     $   0.61        2.35        0.64         2.38

EastGroup Properties will provide earnings guidance for 2004 in December.

CONFERENCE CALL

EastGroup will host a conference call to discuss the results of its third quarter and review the Company's current operations on Wednesday, October 22, 2003, at 2:00 P.M. EDT. The number for the conference call is 1-800-482-5547, ID #252811. A taped recording of the call can be accessed 24 hours a day through Wednesday, October 29, 2003 by dialing 1-800-615-3210; the pass code is 252811.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available by request by calling the Company at 601-354-3555, or by accessing the report in the reports section of the Company's website at www.eastgroup.net.

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the acquisition, ownership and development of industrial properties in major Sunbelt markets throughout the United States. Its strategy for growth is based on its property portfolio orientation toward premier distribution facilities clustered near major transportation centers. EastGroup's portfolio currently includes 19.1 million square feet with an additional 609,000 square feet of properties under development. EastGroup Properties, Inc. press releases are also available on the Company's website.

FORWARD-LOOKING STATEMENTS

In addition to historical information, certain statements in this release are forward-looking, such as those pertaining to the Company's hopes, expectations, intentions, beliefs, strategies regarding the future, the anticipated performance of development and acquisition properties, capital resources, profitability and portfolio performance. Forward-looking statements involve numerous risks and uncertainties. The following factors, among others discussed herein, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, environmental uncertainties, risks related to disasters and the costs of insurance to protect from such disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. The success of the Company also depends upon the trends of the economy, including interest rates, income tax laws, governmental regulation, legislation, population changes and those risk factors discussed elsewhere in this release. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as the date hereof. The Company assumes no obligation to update forward-looking statements. See also the Company's reports to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                           EASTGROUP PROPERTIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                                                   Three Months Ended           Nine Months Ended
                                                                                     September 30,                 September 30,
                                                                                ----------------------------------------------------
                                                                                    2003        2002             2003        2002
                                                                                ----------------------------------------------------
REVENUES
Income from real estate operations                                              $  27,302      25,906           80,320      75,872
Interest                                                                                7          26               17         304
Gain on securities                                                                      -         365              389       1,836
Other                                                                                  58          54              160         535
                                                                                ----------------------------------------------------
                                                                                   27,367      26,351           80,886      78,547
                                                                                ----------------------------------------------------
EXPENSES
Operating expenses from real estate operations                                      8,083       7,686           23,698      21,806
Interest                                                                            4,796       4,363           14,137      12,703
Depreciation and amortization                                                       7,978       7,848           23,409      22,275
General and administrative                                                          1,246       1,102            3,746       3,279
Minority interest in joint ventures                                                   107         103              320         286
                                                                                ----------------------------------------------------
                                                                                   22,210      21,102           65,310      60,349
                                                                                ----------------------------------------------------

INCOME BEFORE GAIN ON SALE OF REAL ESTATE INVESTMENTS                               5,157       5,249           15,576      18,198
  Gain on sale of real estate investments                                               -           -                -          93
                                                                                ----------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                                   5,157       5,249           15,576      18,291
                                                                                ----------------------------------------------------

DISCONTINUED OPERATIONS
  Loss from real estate operations                                                      -         (10)              (2)        (14)
  Gain (loss) on sale of real estate investments                                        6         (66)             112         (66)
                                                                                ----------------------------------------------------
INCOME (LOSS) FROM DISCONTINUED OPERATIONS (A)                                          6         (76)             110         (80)
                                                                                ----------------------------------------------------

NET INCOME                                                                          5,163       5,173           15,686      18,211

Preferred dividends-Series A                                                           76         970            2,016       2,910
Preferred dividends-Series B                                                          300       1,532            2,598       4,596
Preferred dividends-Series D                                                          649           -              649           -
Redemption of Series A preferred stock                                              1,778           -            1,778           -
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                     $   2,360       2,671            8,645      10,705
                                                                                ====================================================

BASIC PER COMMON SHARE DATA
  Income from continuing operations                                             $    0.13        0.17             0.50        0.68
  Income (loss) from discontinued operations                                         0.00        0.00             0.01        0.00
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                   $    0.13        0.17             0.51        0.68
                                                                                ====================================================

  Weighted average shares outstanding                                              18,451      15,901           17,089      15,856
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA
  Income from continuing operations                                             $    0.13        0.16             0.49        0.66
  Income (loss) from discontinued operations                                         0.00        0.00             0.01        0.00
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                   $    0.13        0.16             0.50        0.66
                                                                                ====================================================

  Weighted average shares outstanding                                              18,818      16,264           17,453      16,228
                                                                                ====================================================


(A) In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," income (loss) from discontinued operations represents the operations and gain (loss) on disposal for properties classified to held for sale subsequent to 12/31/01. Prior period amounts have been reclassified to be consistent with the 2003 presentation.

                             EASTGROUP PROPERTIES, INC.
             RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                  Three Months Ended          Nine Months Ended
                                                                                     September 30,              September 30,
                                                                                ----------------------------------------------------
                                                                                   2003         2002         2003          2002
                                                                                ----------------------------------------------------
RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME:

    Income from real estate operations                                          $ 27,302       25,906       80,320        75,872
    Operating expenses from real estate operations                                (8,083)      (7,686)     (23,698)      (21,806)
                                                                                ----------------------------------------------------

PROPERTY NET OPERATING INCOME (PNOI) (A)                                          19,219       18,220       56,622        54,066

    Interest income                                                                    7           26           17           304
    Gain on securities                                                                 -          365          389         1,836
    Other income                                                                      58           54          160           535
    General and administrative expense                                            (1,246)      (1,102)      (3,746)       (3,279)
                                                                                ----------------------------------------------------

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)           18,038       17,563       53,442        53,462

    Income (loss) from discontinued operations (before depreciation
      and amortization)                                                                -           (5)          (2)           32
    Interest expense (B)                                                          (4,796)      (4,363)     (14,137)      (12,703)
    Minority interest in earnings (before depreciation and amortization)            (141)        (140)        (430)         (415)
    Gain on sale of nondepreciable real estate investments                             6            -            6             -
    Dividends on Series A preferred shares                                           (76)        (970)      (2,016)       (2,910)
    Dividends on Series D preferred shares                                          (649)           -         (649)            -
    Redemption of Series A preferred stock                                        (1,778)           -       (1,778)            -
                                                                                ----------------------------------------------------

FUNDS FROM OPERATIONS (FFO) AVAILABLE TO COMMON STOCKHOLDERS (A)                  10,604       12,085       34,436        37,466

    Depreciation and amortization from continuing operations                      (7,978)      (7,848)     (23,409)      (22,275)
    Depreciation and amortization from discontinued operations                         -           (5)           -           (46)
    Share of joint venture depreciation and amortization                              34           37          110           129
    Gain (loss) on sale of depreciable real estate investments                         -          (66)         106            27
    Dividends on Series B convertible preferred shares                              (300)      (1,532)      (2,598)       (4,596)
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                        2,360        2,671        8,645        10,705

    Dividends on preferred shares                                                  1,025        2,502        5,263         7,506
    Redemption of Series A preferred stock                                         1,778            -        1,778             -
                                                                                ----------------------------------------------------
NET INCOME                                                                      $  5,163        5,173       15,686        18,211
                                                                                ====================================================
DILUTED PER COMMON SHARE DATA: (C)
Income from continuing operations                                               $   0.13         0.16         0.49          0.66
Income (loss) from discontinued operations                                          0.00         0.00         0.01          0.00
                                                                                ----------------------------------------------------
Net income available to common stockholders                                     $   0.13         0.16         0.50          0.66
                                                                                ====================================================

Weighted average shares outstanding                                               18,818       16,264       17,453        16,228
                                                                                ====================================================

Funds from operations available to common stockholders                          $   0.53         0.62         1.74          1.93
                                                                                ====================================================

Weighted average shares outstanding for FFO purposes                              20,133       19,446       19,803        19,410
                                                                                ====================================================


(A) The Company's chief decision makers use two primary measures of operating results in making decisions: property net operating income (PNOI), defined as income from real estate operations less property operating expenses (before interest expense and depreciation and amortization), and funds from operations
(FFO). EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts' (NAREIT) definition, as net income (loss) (computed in accordance with accounting principles generally accepted in the United States of America (GAAP)), excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
     PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company's investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry's calculations of PNOI and FFO provide supplemental indicators of the properties' performance since real estate values have historically risen or fallen with market conditions. PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs. Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company's financial performance.

(B) Net of capitalized interest of $518,000 and $532,000 for the three months ended September 30, 2003 and 2002, respectively; and $1,520,000 and $1,620,000 for the nine months ended September 30, 2003 and 2002, respectively.

(C) Assumes dilutive effect of common stock equivalents.